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FOR IMMEDIATE RELEASE                 Contact:  Lee Pernice
                                                Manager of Communications
                                                (561) 989-7361

                                                Alison Tanner
                                                Director of Investor Relations
                                                (561) 989-7556


                  SENSORMATIC ANNOUNCES PROPOSED $150 MILLION
               RULE 144A OFFERING OF CONVERTIBLE PREFERRED STOCK
      Proceeds Expected to Bring Available Liquidity to Over $250 Million


BOCA RATON, Fla. March 26, 1998 - Sensormatic Electronics Corporation (SRM:NYSE) today announced that it intends to raise $150 million, plus any over-allotments, through a Rule 144A offering of depositary shares, each representing a one-tenth interest in a share of a new class of convertible preferred stock. Sensormatic will use the net proceeds of the offering primarily to repay the balance outstanding under its revolving credit facility and to pay the remaining $43.5 million, plus interest, due as a result of the recently settled stockholder class action suit. Upon completion of this offering, Sensormatic anticipates that its entire $250 million revolving credit facility, as well as its ongoing securitization programs in the United States, the United Kingdom and France, will be available to fund its future working capital requirements.

         The convertible preferred stock will be convertible into Sensormatic common stock nonredeemable for three years. Dividends on the convertible preferred stock will be payable in cash or, at the option of the Company, in shares of the Company's common stock. Each depositary share will have a liquidation preference equivalent to $25 per share.




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SENSORMATIC ANNOUNCES PROPOSED $150 MILLION/ADDL

         The depositary shares and the convertible preferred stock will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under such laws.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy the depositary shares mentioned herein.

         The Company from time to time makes forward-looking statements in its public disclosures. Important risks and uncertainties that could cause the Company's results to differ materially from those contained in such forward-looking statements are detailed in the Company's filings under the federal securities laws, including its annual, periodic and current reports.

         Sensormatic Electronics Corporation is a leading supplier of electronic security systems to the retail, commercial and industrial marketplaces. Sensormatic is also a leader in integrated source tagging - a process where consumer goods manufacturers insert anti-theft tags at the point of manufacturing or packaging.

         For more information on Sensormatic, visit its homepage on the World Wide Web at http://www.sensormatic.com.




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